Exhibit 5.9

December 14, 2020

To: First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), I, Maria Elena Vazquez Jaimes, P. Geo., hereby consent to the references in the Registration Statement to my name and the report entitled “Technical Report for the La Encantada Silver Mine, Ocampo, Coahuila, Mexico” dated December 31, 2015 (the “Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Report and extracts from or a summary of the Report.

Sincerely,

/s/ Maria Elena Vazquez Jaimes
Maria Elena Vazquez Jaimes, P. Geo.

Signature Page to US Consent